CIB Marine Appoints John P. Hickey as CEO
Stanley J. Calderon Elected Chairman of the Board

PEWAUKEE, WISCONSIN, January 24, 2007 – The Board of Directors of CIB Marine Bancshares, Inc. (CIB Marine) today announced Stanley J. Calderon’s decision to resign as President and Chief Executive Officer, and his election as Chairman of the Board of Directors, currently held by W. Scott Blake. John P. Hickey, President and CEO of Marine Bank, a subsidiary of CIB Marine, will succeed Mr. Calderon. Each appointment is subject to and effective upon receipt of all applicable regulatory approvals.

Mr. Calderon will maintain an active role with the company, including assisting the commercial banking activities of the subsidiary banks and advising the company on corporate strategy, governance and other matters. In addition, Mr. Calderon intends to continue to serve as a Director of CIB Marine and its banking subsidiaries Central Illinois Bank, Marine Bank and Citrus Bank, and as a member of the Executive Loan Committee of CIB Marine. Mr. Blake will remain Chairman of Marine Bank, and of the Executive Committee of CIB Marine in a non-executive capacity. Mr. Hickey will continue to serve as President and CEO of Marine Bank until a successor is identified and approved by applicable banking regulators.

Mr. Hickey was named President and CEO of Marine Bank in April 2006. He previously served as Managing Director of Marsh McLennan, and held numerous executive positions with Bank One, including Chief Executive Officer for Bank One in Fort Worth, Texas.

Mr. Calderon, who joined CIB Marine as CEO in 2004, commented: “I am extremely proud of the progress CIB Marine has made over the last three years, and am particularly proud of the fact that we recruited Joe Henderson, Chairman and CEO of Central Illinois Bank, and Rick Nisbeth, Chairman and CEO of Citrus Bank, two outstanding and talented executives to lead our subsidiary banks. They, along with John Hickey, are fully capable of carrying the Company forward. I would also like to recognize the leadership of Scott Blake, who has served as Chairman of the Board of our Company during these past three very difficult years, without whose help we could not have made the progress that we have.”

Mr. Hickey stated: “Our management team is focused on delivering outstanding performance for our shareholders, customers, employees and the communities we serve. I’m excited about the opportunity to lead such a talented group of executives and employees into a new chapter for this Company.”

CIB Marine Bancshares, Inc. is a multi-bank holding company with thirty banking offices in Central Illinois, Wisconsin, Arizona, Indiana, Florida, and Nevada. For more information, visit www.cibmarine.com.

Contact:
Angela Blair
Investor Relations
CIB Marine Bancshares, Inc.
262-695-6010